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                                                                    Exhibit 99.2

                            [LETTERHEAD OF VIALOG.]


FOR IMMEDIATE RELEASE
FRIDAY, JUNE 23, 2000

                VIALOG EXTENDS EXCHANGE OFFER FOR SENIOR NOTES

BEDFORD, Mass--June 23, 2000--Vialog Corporation (AMEX: VX), a leading provider of audio, video and Internet conferencing services, announced today that it has extended completion of its previously announced exchange offer for its 12.75 percent Senior Notes. Vialog is offering to exchange shares of a newly created series of convertible preferred stock and cash for its outstanding Senior Debt. The exchange offer will now expire on July 31, 2000, with a new target date of August 31, 2000 for consummation of the exchange.

Vialog intends to use $75 million in a senior secured syndicated loan facility to finance the exchange offer. In this process, it has worked closely with two major financial institutions, which originally committed to provide the $75 million, but due to current conditions in the credit market notified the company this week that they would use their best efforts to complete the financing. However, if the company is unable to obtain the necessary financing, it will not be able to complete the exchange offer.

The company stated that it is requesting an extension from those holders of the Senior Notes who had executed lock-up letters earlier this year agreeing to support the exchange offer.

Vialog's president and chief executive officer, Kim Mayyasi, said, "We are realizing significant EBITDA growth through our successful call center consolidation and reduced long distance expenses. Further, refinancing of our senior debt would significantly reduce our interest expense and enhance earnings per share, which is an element of our strategic plan for the year 2000. However, current conditions in the credit markets are such that we are not yet able to consummate the exchange offer at this time. We remain optimistic about obtaining the necessary financing and expect to complete the exchange of the Senior Notes later this summer."

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Vialog Corporation
Add-1-

Mayyasi noted, "Vialog has had a string of major successes over the first six months of this year, including the recent addition of several important new clients, including R.R. Donnelley & Sons, Cablevision Systems, Hallmark Cards, Freddie Mac and Hughes Network. We look forward to continued growth in our business during the second half of this year and beyond."

About Vialog
Vialog is a leading provider of teleconferencing services, including audioconferencing, videoconferencing, web presentation; and messaging services, such as voicemail broadcast, e-mail broadcast and fax broadcast. Vialog helps its more than 6,000 corporate customers communicate more professionally, efficiently and effectively by delivering superior customer service and an extensive range of enhanced and customized conferencing solutions. Vialog's common stock (symbol: VX) is quoted on AMEX. For more information, visit Vialog.com for direct, online access to Vialog's conferencing and messaging services.

Statements in this press release that are not based on historical facts may be considered forward-looking statements that involve risks and uncertainties, including but not limited to: changes in the market, new products and announcements from other companies, changes in technology, and the impact of competitive products and pricing. Additional information on the factors that could affect the company's financial results is included in the company's 1999 Form 10-K and other company reports, which are filed with the Securities and Exchange Commission.

           For further information regarding Vialog free of charge, Via fax dial 1-800-PRO-INFO and use the company code VX.
           Or visit the Vialog Corporation website at www.vialog.com
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  To schedule any of Vialog's services online, go to www.WebConferencing.com

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